UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A


                                 AMENDMENT NO. 1


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): February 28, 2001



                        POLARIS AIRCRAFT INCOME FUND III
             (Exact name of registrant as specified in its charter)



         California                    33-10122                 94-3023671
(State or Other Jurisdiction         (Commission               (IRS Employer
       of Organization)              File Number)            Identification No.)



                               201 High Ridge Road
                           Stamford, Connecticut 06927
                    (Address of principal executive offices)

                                 (203) 357-3776
              (Registrant's telephone number, including area code)


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     This 8-K/A is filed to correct certain  typographical  errors that appeared in the 8-K for Polaris Aircraft Income Fund III. More specifically, the number of Current Leases (as defined below) that American proposed to take assignment of was incorrectly reflected in the 8-K as being "eleven of the fourteen Current Leases." The correct number that American proposed to take assignment of should be "seven of the ten Current Leases." Further, the amount of the aggregate rentals to be received by the Partnership in 2001 was incorrectly reflected in the 8-K as being "$4.1 million" and should be "$3.5 million." These changes have been incorporated into this 8-K/A.

Item 5.  Other Events

     Polaris Aircraft Income Fund III, a California Limited Partnership (the "Partnership") owns ten McDonnell Douglas DC-9-30 aircraft (the "Aircraft") that are leased to Trans World Airlines, Inc. ("TWA"). All ten of these leases are scheduled to expire on November 27, 2004 (collectively, the "Current Leases"). TWA has possession of all ten of the leased aircraft, and prior to March 12, 2001 had not made its required monthly rental payments of $85,000 per Aircraft per month since December 27, 2000. On March 12, 2001, TWA cured lease payment defaults under 7 of the 10 leases pursuant to Section 1110 of the Federal Bankruptcy Code (the "Bankruptcy Code"). The Current Leases account for 100% of the Partnership's rental revenue and the Aircraft had net book values aggregating approximately $20.3 million as of September 30, 2000 (prior to any adjustment for the impairment loss to be recognized as a result of the events described herein). The Partnership holds cash reserves aggregating approximately $11.0 million. The Partnership has outstanding debt of approximately $205,000 at December 31, 2000, which is the remaining balance of the debt that the Partnership incurred in 1996 and 1997 in order to finance the installation of hushkits in each of the ten Aircraft (the "Hushkit Debt").

TWA Bankruptcy Filing
---------------------

     On January 10, 2001, TWA filed a voluntary petition in the United States Bankruptcy Court of the District of Delaware (the "Bankruptcy Court") for reorganization relief under Chapter 11 of the Bankruptcy Code. One day prior to filing its bankruptcy petition, TWA entered into an Asset Purchase Agreement (the "Purchase Agreement") with American Airlines, Inc. ("American") that provided for the sale to American of substantially all of TWA's assets. Under the terms of the Purchase Agreement, American's acquisition of TWA's assets is subject to a number of conditions and is contingent upon American being the prevailing bidder in an auction to be supervised by the Bankruptcy Court. The Purchase Agreement provides that American may specify which contracts of TWA (including aircraft leases) American wishes to acquire. In addition to entering into the Purchase Agreement with American, TWA also obtained a commitment from American to fund up to $325,000,000 in debtor-in-possession financing which was approved by the Bankruptcy Court. TWA is managing all of its property as debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. The Bankruptcy Court approved the sale to American on March 12, 2001 and also approved additional debtor-in-possession financing being provided by American.

     The filing for reorganization relief under Chapter 11 gives TWA a right to assume or reject the executory contracts to which it is a party, including the Current Leases. Pursuant to Section 1110 of the Bankruptcy Code, TWA may continue to use the Aircraft for sixty days after the filing of its bankruptcy petition, regardless of whether it assumes or rejects any of the Current Leases, but, after such sixty day period, TWA must redeliver each Aircraft to the Partnership on demand unless TWA (i) cures all outstanding defaults under the Current Lease applicable to such Aircraft within the periods prescribed by
Section 1110 and (ii) continues to perform its obligations as provided under the terms of the applicable Current Lease. Section 1110 of the Bankruptcy Code provides that a lessor and lessee may mutually agree to extend the sixty day time period as well as to make other modifications to a lease. A rejection of a Current Lease by TWA or TWA's failure to cure as required by Section 1110 would entitle the Partnership to demand a return of the Aircraft leased thereunder and file a claim for damages against TWA in the bankruptcy proceeding as an unsecured creditor.

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


American's Proposal
-------------------

     On February 28, 2001, American presented the General Partner of the Partnership ("General Partner") with a draft letter of intent reflecting a proposal to take assignment of seven of the ten Current Leases on modified terms and conditions. The proposal by American is subject, among other things, to American being successful in its bid to acquire substantially all the assets of TWA, including receipt of all necessary governmental approvals required for American to complete that acquisition. The modified terms and conditions proposed by American are substantially less favorable to the Partnership than the terms and conditions specified in the Current Leases. In particular, rather than returning the Aircraft at the currently scheduled expiry date under the Current Leases, American would return each Aircraft at the time when such Aircraft requires a heavy maintenance check of the airframe, provided that American would agree that the aggregate average number of months for which all seven Aircraft are on lease to American would not be less than 19 months from and after March 12, 2001. In addition, American would reduce the rental rate for each of the Aircraft to $40,000 per month. Further, at lease expiry, American would be required to return each airframe in a "serviceable" condition, rather than being required to meet the more stringent maintenance requirements of the Current Leases. Finally, American would be required to return the installed engines on each Aircraft with a target level of average cycle life remaining to replacement for all life limited parts of 25%. If the average cycle life remaining on the installed engines on an Aircraft is below the 25% target level, a financial adjustment would be payable by American to the Partnership (but no payment would be owed by the Partnership to American if cycle life remaining at return exceeds the target level).

     Under American's proposal, TWA would assume the Current Leases for the seven Aircraft American wishes to lease (the "Assumed Leases"), but would not assume the Current Leases for the remaining three Aircraft (the "Rejected Leases"). TWA would be required to cure all payment defaults under the Assumed Leases and pay rentals at the $85,000 per month contract rate until such time as such leases are assigned to American; however, American's proposal provides that American would be, effective upon assignment, entitled to a rental credit equaling the amount of rent paid by TWA in excess of the $40,000 per month rate for the period from and after March 12, 2001.

General Partner's Decision to Accept
------------------------------------

     The General Partner has evaluated American's proposal to take an assignment of the Assumed Leases and has determined that accepting such a proposal would be in the best interests of the Partnership.

     The General Partner's determination to accept American's proposal was based upon consideration of two key factors. First, the General Partner believes that American's proposal will yield a more favorable return to the Partnership than repossessing the Aircraft from TWA and attempting to lease or sell the Aircraft (likely at scrap value). In coming to this conclusion, the Partnership considered the following: (i) each Aircraft is over 30 years old and has low specification Pratt & Whitney JT8D-9A engines, which limits their marketability;
(ii) there are but a small number of aircraft operators currently using DC-9 aircraft, which means there is only a limited potential market for re-leasing or selling the Aircraft; (iii) the cost of transitioning the Aircraft from the maintenance program employed by TWA to the maintenance program used by another operator, if the Aircraft were to be re-leased, would be substantial and would likely require a significant additional investment in these Aircraft by the Partnership; and (iv) to date, the General Partner's attempts to obtain bids to purchase the Aircraft have not yielded any prospects for purchase at prices above scrap value. Second, due to American's credit standing, the General Partner has concluded that American is capable of meeting its obligations under its proposal.

     Based on this determination, the General Partner is proceeding to negotiate definitive documentation with American and TWA reflecting the terms of American's proposal. If American's proposal proceeds on the basis outlined above, the General Partner would repay from cash reserves, the remaining principal balance on the Hushkit Debt. The General Partner would also seek to recover possession of the three Aircraft under the Rejected Leases and market such Aircraft for sale.

     Because American's proposal to the Partnership is subject to several important conditions and contingencies, including, among others, receipt of approval from the Bankruptcy Court, American being successful in its bid to purchase substantially all of the assets of TWA, and American receiving all regulatory approvals required to consummate that purchase, there can be no assurance that the transactions contemplated by such proposal will be completed or that the terms of the proposal will not be changed in one or more material respects prior to completion.


Effect of TWA Bankruptcy
------------------------

     The TWA bankruptcy is expected to have a material adverse effect on the Partnership's results of operations and financial position. Assuming that the transaction with American is completed on the terms described above, aggregate rentals to be received by the Partnership in 2001 will be reduced from approximately $10.2 million to approximately $3.5 million, and the average lease term for the seven Aircraft that remain on lease will be reduced from 47 to 21 months remaining at December 31, 2000. Three of the Partnership's Aircraft, which would have been expected to generate aggregate rentals in 2001 under the terms of the Current Leases of approximately $3.0 million, are now expected to be marketed for sale at scrap value (which the General Partner believes will be materially less than the aggregate rental amount).

     The amount and timing of the Partnership's distributions of cash available for allocation depends upon many factors, including whether the transaction with American is consummated and the timing of the rental payments to be made by TWA prior to such consummation. The General Partner has determined that the amount of cash available for distribution for the quarter ending March 31, 2001 will not be materially different from the corresponding quarter in 2000, but the General Partner expects the amount of cash available for distribution for the subsequent quarters in 2001 to be materially less.

     As a result of the TWA bankruptcy and the modified lease terms proposed by American, the Partnership is required to review the carrying value of the Aircraft pursuant to applicable accounting literature including SFAS 121. Any downward adjustment in the estimated residual value or decrease in the projected remaining economic life of any of the Aircraft will dictate an increase in depreciation expense over the projected economic life of such Aircraft. Further, if the projected net cash flow for any of the Aircraft (projected rental revenue, net of management fees, less projected maintenance costs, if any, plus the estimated residual value) is less than the carrying value of such Aircraft, an impairment loss must be recorded. Although the General Partner has not completed its review, it is expected that revised assumptions regarding future cash flows to be derived from the Aircraft and projected lease terms will result in the Partnership recording an impairment loss in a material amount as of December 31, 2000.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 POLARIS AIRCRAFT INCOME  FUND III
                                            (Registrant)

                                 By: Polaris Investment Management Corporation, General Partner

Date: May 9, 2001                     By: /S/ KEITH HELMING
      ---------------                 -----------------------------
                                      Name:  Keith Helming

                                      Title: Chief Financial Officer of Polaris
                                             Investment Management Corporation,
                                             General Partner of the Registrant




SF1 #81187 v2

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